Exhibit 3.1A

AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

American Residential Investment Trust, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The Charter of the Corporation is hereby amended as follows:

Article I of the Charter is amended in its entirety to read as follows:

The name of the corporation (which hereinafter called the “Corporation”) is:

AmNet Mortgage, Inc.

SECOND:  The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD:  The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors the amendment is limited to a change expressly permitted by Section 2-105(a)(12) or Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH:  The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOF, American Residential Investment Trust, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of May 5, 2004.

American Residential Investment Trust, Inc.

WITNESS:		By:
	Secretary		President

THE UNDERSIGNED, President of American Residential Investment Trust, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

President